Exhibit 99.1

For Immediate Release

Globecomm Retains Needham & Company to Explore Strategic Alternatives to Enhance Shareholder Value

Refines Expectations for 2013 Fiscal Year Financial Results

HAUPPAUGE, N.Y., January 14, 2013— Globecomm Systems Inc. (NASDAQ: GCOM), a leading global provider of communications solutions and services, today announced that it has retained Needham & Company to act as its financial advisor to review potential strategic alternatives to enhance shareholder value. There can be no assurance that this process will result in any transaction or any change in the Company’s overall structure or business model.

In connection with the Company’s normal quarterly review process, the Company has refined certain of its expectations regarding its financial results for the fiscal year ending June 30, 2013. Its refined expectations are:

•	Consolidated revenues to be between $320 and $340 million compared to the prior expectations of between $340 and $360 million.

•	Services segment revenues to be between $200 and $210 million, unchanged from prior expectations.

•	GAAP diluted net income per common share to be between $0.66 and $0.71 compared to the prior expectations of between $0.66 and $0.76.

•	Adjusted EBITDA to be between $40 and $42 million compared to the prior expectations of between $40 and $44 million.

The Company expects to release its financial results for the fiscal 2013 second quarter and the six months ended December 31, 2012 after the market close on Wednesday, February 6, 2013.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under an accounting pronouncement on business combinations, changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

About Globecomm Systems

Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release. We are not required to, and do not plan to, announce publicly changes in our expectations due to the factors outlined above.

For Globecomm Investor Relations information, please contact:

Matthew Byron

Senior Vice President, Corporate Office

631-457-1301

ir@globecommsystems.com

For Globecomm Public Relations information, please contact:

pr@globecommsystems.com

Company Information:

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com